Exhibit 99.1

       Transatlantic Holdings, Inc. Announces that Maurice R. Greenberg,
     Edward E. Matthews and Howard I. Smith Have Resigned from the Board of Directors-- President and CEO, Robert F. Orlich, will Serve as Interim Chairman

    NEW YORK--(BUSINESS WIRE)--April 5, 2005--Transatlantic Holdings, Inc. (NYSE: TRH) today announced that Maurice R. Greenberg, Director and non-executive Chairman, and Directors Edward E. Matthews and Howard I. Smith have resigned from the Board.
    The Board has elected Robert F. Orlich, President and Chief Executive Officer of Transatlantic Holdings, Inc., to serve as its interim Chairman.
    The Board intends to nominate its six current members, as well as certain new directors, to stand for election at the upcoming annual stockholders' meeting scheduled for May 19, 2005.
    Robert F. Orlich, Chairman, President and Chief Executive Officer of Transatlantic Holdings, Inc., speaking on behalf of the Board, said, "We are grateful to Messrs. Greenberg, Matthews and Smith for their many contributions and dedicated service -- helping build Transatlantic into a leading global reinsurance organization."
    Commenting on recent events, Mr. Orlich stated, "Transatlantic Holdings, Inc., as a consolidated subsidiary of American International Group, Inc. (AIG), continues to cooperate in all investigations of AIG and related information requests. To date, nothing has come to our attention that would indicate that Transatlantic has been involved in any improper conduct."
    Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations also based in Chicago, Toronto, Miami (serving Latin America and the Caribbean), Buenos Aires, Rio de Janeiro, London, Paris, Zurich, Warsaw, Johannesburg, Hong Kong, Shanghai, Tokyo and Sydney. TRH has consolidated assets of $10.6 billion and stockholders' equity of $2.6 billion. Its subsidiaries, Transatlantic Reinsurance Company (TRC), Putnam Reinsurance Company and Trans Re Zurich, are rated "A+ (Superior)" by A.M. Best Company. Moody's Investors Service has assigned an insurance financial strength rating of Aa2 ("Excellent") to TRC. Standard & Poor's has assigned an insurer financial strength rating of "AA" to TRC, Putnam and Trans Re Zurich. These subsidiaries offer reinsurance capacity on both a treaty and facultative basis -- structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

    Visit -- www.transre.com - for additional information about TRH.

    CONTACT: Transatlantic Holdings, Inc.
             Steven S. Skalicky, 212-770-2040